HOLLYFRONTIER CORPORATION ANNOUNCES NEW CONTROLLER

Dallas, TX, June 25, 2012
HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) is pleased to announce the appointment of J.W. Gann, Jr. to the position of Vice President and Controller, effective June 25, 2012. Mr. Gann will be the company’s principal accounting officer and will report to the Executive Vice President & Chief Financial Officer.

Mr. Gann, 54, served as Chief Financial Officer of Energy Water Solutions, LLC, a company focused on providing communities with clean water using its proprietary treatment and transformation technology, from 2011 until 2012. Prior to his role at Energy Water Solutions, LLC he served as Chief Accounting Officer at KBR, Inc., a global engineering, construction and service company, from 2004 through 2010. Mr. Gann also has more than twenty years of public accounting experience having served as partner at both Ernst & Young and Arthur Anderson. Mr. Gann earned an MBA from the Hankamer School of Business at Baylor University and a Bachelor’s Degree in Business Administration, also from Baylor. He is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

In addition, on June 25, 2012, Mr. Scott C. Surplus resigned as Vice President and Controller of HollyFrontier. Mr. Surplus will continue to serve as the Vice President and Controller of Holly Logistic Services, L.L.C., a wholly-owned subsidiary of HollyFrontier and the general partner of the general partner of Holly Energy Partners, L.P. (NYSE: HEP) (the “Partnership”).

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 42% interest (including a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson
Julia Heidenreich

Investor Relations
HollyFrontier Corporation
214-871-3555

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.